On Tuesday, July 01, 2025, at 8:00 AM ET

United States Antimony Corporation to Dual List on NYSE Texas Exchange

"The Critical Minerals and ZEO Company"

~ Antimony, Cobalt, Tungsten, and Zeolite ~

DALLAS, TX / ACCESS Newswire / July 1, 2025 / United States Antimony Corporation ("USAC," "US Antimony," the "Company"), (NYSE American:UAMY), operating North America's only two antimony smelters and beginning the first fully integrated antimony company in the world, is pleased to announce its official listing on the **NYSE Texas Exchange**, effective Tuesday, July 1, 2025.

USAC will maintain its primary listing on the NYSE American Stock Exchange and trade with the same "UAMY" ticker symbol on the NYSE Texas.

This strategic move aligns with UAMY's long-term vision of enhancing shareholder value while positioning itself at the forefront of the critical mineral supply chain. The Company is now involved in three different critical minerals (antimony, tungsten, and cobalt), and zeolite. The company's new corporate headquarters was moved to Dallas, Texas, in January of this year.

Benefits of Listing on NYSE Texas:

- **Proximity to Critical Stakeholders**: Enhances regional visibility in a strong energy, mining, and critical minerals ecosystem.
- **Investor Base Alignment**: Access to a growing southwest-oriented investor base focused on national security, energy independence, and critical minerals.
- **Regulatory Simplicity**: Operates within Texas' efficient and business-friendly regulatory environment.
- **Geopolitical Advantages**: Strong influence in U.S. defense and energy policy supports UAMY's strategic mission.
- **Cost Efficiencies**: Potentially lower regulatory compliance and listing maintenance costs.
- **Enhanced Domestic Visibility**: Reinforces UAMY's position as a uniquely American producer of antimony, essential for defense.
- **Liquidity and Trading Volume**: Early listing advantage may drive liquidity as the NYSE Texas Exchange grows.

Commenting on the dual listing beginning today, Mr. Gary C. Evans, Chairman and Chief Executive Officer, stated, "The Dallas/Fort Worth Metroplex leads the entire nation for new corporate headquarters. Therefore, it is natural that the NYSE would consider establishing a Texas Stock Exchange. We are proud to be one of the first companies to be invited for this additional listing."

"As a Dallas-based industry leader, the United States Antimony Corporation is an exciting addition to our community of NYSE Texas Founding Members," said Chris Taylor, Chief Development Officer, NYSE Group.

UAMY invites shareholders and stakeholders to follow its progress on the NYSE Texas Exchange and visit its website for more information at **www.usantimony.com**.

About USAC:

United States Antimony Corporation and its subsidiaries in the U.S., Mexico, and Canada ("USAC," "U.S. Antimony," the "Company," "Our," "Us," or "We") sell antimony, zeolite, and precious metals primarily in the U.S. and Canada. The Company processes third party ore primarily into antimony oxide, antimony metal, antimony trisulfide, and precious metals at its facilities located in Montana and Mexico. Antimony oxide is used to form a flame-retardant system for plastics, rubber, fiberglass, textile goods, paints, coatings, and paper, as a color fastener in paint, and as a phosphorescent agent in fluorescent light bulbs. Antimony metal is used in bearings, storage batteries, and ordnance. Antimony trisulfide is used as a primer in ammunition. The Company also recovers precious metals, primarily gold and silver, at its Montana facility from third party ore. At its Bear River Zeolite ("BRZ") facility located in Idaho, the Company mines and processes zeolite, a group of industrial minerals used in water filtration, sewage treatment, nuclear waste and other environmental cleanup, odor control, gas separation, animal nutrition, soil amendment and fertilizer, and other miscellaneous applications. The Company acquired mining claims and leases located in Alaska and Ontario, Canada and leased a metals concentration facility in Montana in 2024 that could expand its operations as well as its product offerings.

Forward-Looking Statements:

Readers should note that, in addition to the historical information contained herein, this press release may contain forward-looking statements within the meaning of, and intended to be covered by, the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon current expectations and beliefs concerning future developments and their potential effects on the Company including matters related to the Company's operations, pending contracts and future revenues, financial performance and profitability, ability to execute on its increased production and installation schedules for planned capital expenditures, and the size of forecasted deposits. Although the Company believes that the expectations reflected in the forward-looking statements and the assumptions upon which they are based are reasonable, it can give no assurance that such expectations and assumptions will prove to have been correct. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties. In addition, other factors that could cause actual results to differ materially are discussed in the Company's most recent filings, including Form 10-K and Form 10-Q with the Securities and Exchange Commission.

Forward-looking statements are typically identified by words such as "believe," "expect," "anticipate," "intend," "outlook," "estimate," "forecast," "project," "pro forma," and other similar words and expressions. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made. Because forward-looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those anticipated in the forward-looking statements and future results could differ materially from historical performance.

Contact:

United States Antimony Corp.
4438 W. Lovers Lane, Unit 100
Dallas, TX 75209
Jonathan Miller, VP, Investor Relations
E-Mail: Jmiller@usantimony.com
Phone: 406-606-4117

SOURCE: United States Antimony Corp.